Exhibit 5
Mark A. Weiss
Direct Dial: (513) 579-6599
Facsimile: (513) 579-6457
E-Mail: mweiss@kmklaw.com
August 21, 2006
Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors (as identified below)
c/o Cintas Corporation No. 2
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, OH 45262-5737
          Re: Form S-3 Registration Statement
Ladies and Gentlemen:
     We have acted as counsel to Cintas Corporation No. 2, a Nevada corporation (the “Company”), Cintas Corporation, a Washington corporation (the “Parent Guarantor”), and each of the entities listed on Schedule A hereto (each, including the Parent Guarantor, a “Guarantor” and collectively, the “Guarantors”), in connection with (a) the offering of $250,000,000 aggregate principal amount of 6.15% Senior Notes due 2036 issued by the Company (the “Notes”) and guaranteed by the Guarantors (the “Guarantees”) and (b) the registration under the Securities Act of 1933 (the “Securities Act”) of the offer and sale from time to time by the Company of senior debt securities and the guarantee of the obligations of the Company in respect of the senior debt securities by the Guarantors, each as contemplated by Registration Statement on Form S-3 (File No. 333-136631), and the Prospectus dated August 15, 2006 constituting a part of such Registration Statement, as supplemented by the Prospectus Supplement dated August 17, 2006, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, relating to the Notes and the Guarantees. The Notes and Guarantees will be issued pursuant to an indenture (the “Indenture”), dated May 28, 2002, among the Company, the Guarantors and Wachovia Bank, National Association, as trustee (the “Trustee”).
     In our capacity as your counsel in connection with such registration, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors
August 21, 2006

     We express no opinion with respect to the laws of any jurisdiction other than the States of Ohio, Nevada, New York and Washington and the federal laws of the United States of America. For purposes of rendering the opinions set forth below, with your permission, we express our opinion as if the laws of the states of California, Maryland, Virginia, Colorado and Kansas are the same as the laws of the State of Ohio, and we make no representation as to the extent to which any of such laws may differ.
     Subject to the foregoing and the other matters set forth in this opinion, it is our opinion that the Notes issued by the Company and the Guarantees issued by the Guarantors have been duly authorized and executed by the Company and the Guarantors, respectively, and, when the Notes are authenticated in accordance with the provisions of the Indenture, paid for and delivered, the Notes and the Guarantees will constitute the legal, valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their respective terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).
     To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
     We hereby consent to be named in the Registration Statement and the prospectus part thereof under the heading “Legal Matters” as attorneys who passed upon the legality of the Notes and the Guarantees and to the filing of this opinion as part of the Parent Guarantor’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Sincerely yours,
KEATING MUETHING & KLEKAMP PLL

Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors
August 21, 2006

By:	/s/ Mark A. Weiss
Mark A. Weiss

MAW:slh

Schedule A

Exact Name of Registrant as Specified	State or other Jurisdiction of
in its Charter	Incorporation or Organization

Affirmed Medical, Inc.	California
American First Aid Company	Maryland
Cintas Corporation No. 3	Nevada
Cintas Corp. No. 8, Inc.	Nevada
Cintas Corp. No. 15, Inc.	Nevada
Cintas-RUS, L.P.	Texas
Cintas First Aid Holdings Corporation	Nevada
LLT, Inc.	Virginia
Respond Industries, Incorporated	Colorado
Xpect First Aid Corporation	Kansas